UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Health Advance Inc.
(Exact Name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation or organization)

 (Primary Standard Industrial Classification Code Number)

46-0525223
(I.R.S. Employer ID Identification Number)

HEALTH ADVANCE INC.
3651 Lindell Road, Suite #D155
Las Vegas, NV 89103
(702) 943-0309
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

HEALTH ADVANCE INC.
3651 Lindell Road, Suite #D155
Las Vegas, NV 89103
(702) 943-0309
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Sale to the public is expected as soon as practicable after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

Copies of communications to:
GREGG E. JACLIN, ESQ.
CHRISTINE MELILLI, ESQ., CPA
SICHENZIA ROSS FRIEDMAN FERENCE ANSLOW, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	792,000	$0.10	$79,200	$9.20

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September __, 2011

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Subject to Completion, Dated  September 30, 2011

792,000 SHARES OF
HEALTH ADVANCE  INC.
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 792,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: September __, 2011

ITEM 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

About Our Company

Health Advance Inc., (the “Company,” or “we”) was incorporated in the State of Wyoming, is an on-line retailer of home medical products with operations in Canada and the US, and with administration and infrastructure supported globally.  Our strategy is to exploit existing opportunities in the health care industry through the development and growth of our existing web site www.healthadvancemd.com.  We continuously strive to operate efficiently and compete as a discounter that delivers value and low cost home medical care products together with valuable customer care. Our goal is to become our customers’ single source for low cost health care supplies, by meeting our customers’ needs.

We recognize the potential for sales and profit potential of medical/surgical supplies as a necessity item primarily due to the aging population.  We strive to offer health care professionals, medical distributors and consumers the highest quality brands and products at the most affordable prices. We expect to achieve this by forming relationships with suppliers that will be able to provide us with preferred prices once we are able to make bulk purchases.

We were founded on April 14, 2010 by Jordan Starkman, who serves as President and Director.  In March 2011, Domenico Pascazi was appointed Director.

Where You Can Find Us

Our business office is located at 3651 Lindell Road, Suite D#155, Las Vegas, NV, 89103.  Our telephone number is 702-943-0309.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.10 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (April 14, 2010) through to July 31, 2011are derived from our audited annual financial statements.

	For the Year Ending July 31, 2011	From Inception April 14, 2010 through July 31, 2010	From Inception April 14, 2010 through July 31, 2011
STATEMENT OF OPERATIONS

Revenues	$-	$-	$-
Total Operating Expenses	$68,177	$-	$68,177
Net Loss	$68,177	$-	$68,177

	As of	As of
	July 31, 2011	July 31, 2010
BALANCE SHEET DATA

Cash	$8,843	$1,400
Total Assets	$33,843	$1,400
Total Liabilities	$12,420	$-
Stockholders’ Equity	$21,423	$1,400

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Wyoming in April 14, 2010. With the exception of $8,843 in cash, we have no significant financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be approximately $200,000. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to implement our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. From inception to July 31, 2011 we have incurred a net loss of $68,177 and an accumulated deficit of $68,177. If we cannot generate sufficient revenues from our services, we may have to delay the implementation of our business plan.

We are subject to regulations relating to governmental anti money laundering procedures.

The Office of the Superintendent of Financial Institutions (OSFI) regulations regarding anti-money laundering procedures requires verification of client information with two pieces of identification prior to opening an account. Since this was done when the personal checking account was opened, we fulfill this requirement by only accepting personal checks. If an applicant is unable to provide a personal check to open an account, they may do so with a money order or cash providing the application is accompanied with a Verification of Identification form completed by a notary as well as copies of the identification that was physically seen by the notary. The Company requires two pieces of identification issued by a Canadian or US Government agency, one of these must contain a photograph and signature.

Our future success is dependent, in part, on the performance and continued service of Jordan Starkman, our sole officer. Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Jordan Starkman, our Company’s Officer and Director. We currently do not have an employment agreement with Mr. Starkman. The loss of his services could have a material adverse effect on our business, financial condition or results of operation.

Our sole officer and director has a full time job which may interfer with his responsibilities to us.

Jordan Starkman, our sole officer and only employee will not be in a position to devote a substantial amount of his time to our company.  Mr. Starkman believes that he can perform his duties sufficiently on a part time basis. It is possible that our plan of operations may be materially delayed to his limited work schedule with us.

We are selling our products in a highly competitive market and we are unsure as to whether there will be any consumer demand for our products.

We compete with companies that are larger and more capitalized than we are. Our competitors may be able to seize the same market opportunities that we are targeting. These competitors, either alone or with collaborative partners, may succeed in developing business models that are more effective or have greater market success than our own. The Company is especially susceptible to larger manufacturers that invest more money in marketing. Moreover, the market for our products is large but highly competitive. There is little or no hard data that substantiates the demand for our products or how this demand will be segmented. It is possible that there will be low consumer demand for our products, or that interest in our products could decline or die out, which would cause us to be unable to sustain our operations.  The availability of health care supplies at lower or more competitive prices may cause potential customers to purchase products elsewhere which would negatively impact our business.

The ability to successfully deploy our business model is heavily dependent upon economic conditions in the United States and Canada.

The ability to successfully deploy our business model is heavily dependent upon the general state of the US and Canadian economy. We cannot assure you that favorable conditions will exist in the future. A general economic recession in the United States and Canada or a devaluation of the US Dollar and Canadian Dollar relative to the Euro could have a serious adverse economic impact on us and our ability to obtain funding and generate projected revenues.

The healthcare industry is experiencing changes that could adversely affect our business.

The healthcare industry is highly regulated and subject to changing political, economic and regulatory influences.  In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including the reduction of spending budgets by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans; pressures relating to potential healthcare reform; trends toward managed care; consolidation of healthcare distribution companies; consolidation of healthcare manufacturers; collective purchasing arrangements and consolidation among office-based healthcare practitioners; and changes in reimbursements to customers.  Both our own profit margins and the profit margins of our customers may be adversely affected by laws and regulations reducing reimbursement rates for pharmaceuticals and/or medical treatments or services or changing the methodology by which reimbursement levels are determined.  If we are unable to react effectively to these and other changes in the healthcare industry, our operating results could be adversely affected.  In addition, the enactment of any significant healthcare reforms could have a material adverse effect on our business.

Expansion of group purchasing organizations (“GPO”) or hospital purchasing power and the multi-tiered costing structure may place us at a competitive disadvantage.

The medical-products industry is subject to a multi-tiered costing structure, which can vary by manufacturer and/or product. Under this structure, certain institutions are eligible for favorable pricing of medical products. The multi-tiered costing structure continues to expand as many large integrated healthcare providers and others with significant purchasing power, such as GPOs, demand more favorable pricing terms. This may threaten our ability to compete effectively, which could negatively impact our results of operations. Although we are seeking to obtain similar terms from manufacturers and obtain access to lower prices demanded by GPO contracts or other contracts, we cannot assure such terms will be obtained or contracts will be executed.

Because substantially all of the products that we distribute are not manufactured by us, we are dependent upon third parties for the manufacture and supply of substantially all of our products.

We obtain substantially all of our products from third-party suppliers. Generally, we do not have long- term contracts with our suppliers committing them to supply products to us.  Therefore, suppliers may not provide the products we need in the quantities we request.  Because we generally do not control the actual production of the products we sell, we may be subject to delays caused by interruption in production based on conditions outside of our control.  In the event that any of our third-party suppliers were to become unable or unwilling to continue to provide the products in required volumes, we would need to identify and obtain acceptable replacement sources on a timely basis.  There is no guarantee that we would be able to obtain such alternative sources of supply on a timely basis, if at all.  An extended interruption in the supply of our products, including the supply of our influenza vaccine and any other high sales volume product, would have an adverse effect on our results of operations, which most likely would adversely affect the value of our common stock.

Increases in the cost of shipping or service issues with our third-party shippers could harm our business.

Shipping is a significant expense in the operation of our business.  We ship almost all of our orders through third-party delivery services, and typically bear the cost of shipment.  Accordingly, any significant increase in shipping rates could have an adverse effect on our operating results.  Similarly, strikes or other service interruptions by those shippers could cause our operating expenses to rise and adversely affect our ability to deliver products on a timely basis.

Our revenues depend on our relationships with capable sales personnel as well as customers, suppliers and manufacturers of the products that we distribute.

Our future operating results depend on our ability to maintain satisfactory relationships with qualified sales personnel as well as customers, suppliers and manufacturers.  If we fail to maintain our existing relationships with such persons or fail to acquire relationships with such key persons in the future, our business may be adversely affected.

The offering price of the shares should not be used as an indicator of the future market price of the securities.  The offering price bears no relationship to the actual value of the company, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $.10 for the shares of common stock was determined based on the price of shares sold in our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

We may incur significant costs to be a public company to ensure compliance with United States corporate governance and accounting requirements and we may not be able to absorb such costs.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Item 4.  Use of Proceeds.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5. Determination of Offering Price

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was based on the price of our private offering. The offering price was determined by the price shares were sold to our shareholders in our private placement that was completed in June 2011 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined based on the price shares were sold to our shareholders in our private placement and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  Although our common stock is not listed on a public exchange, we will attempt to engage a market maker to file to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6. Dilution.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Item 7. Selling Security Holders.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 792,000 shares of our common stock held by 34 shareholders of our common stock of which 92,000 shares were sold in our Regulation D Rule 506 offering completed in June 2011, and 700,000 shares were issued for consulting and legal services rendered and web site design.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 30, 2011 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Robert Salaverry	100,000	100,000
Sichenzia Ross Friendman Ference Anslow (1)	200,000	200,000
Peritus Capital (2)	100,000	100,000
George Gallo (3)	100,000	100,000
Michael Amoroso	100,000	100,000
Direct Global Media Corp (4)	100,000	100,000
Tami Garson (5)	1,000	1,000
Avi Batsre	1,000	1,000
Alan Patel	1,000	1,000
Lawrence Rabie	1,000	1,000
George Zarkantzias	1,000	1,000
Atul Mehra	1,000	1,000
Christina DiVittorio	4,000	4,000
Connie Gallo (6)	4,000	4,000
Ardalan Rahnama	2,000	2,000
Richard Cocq	5,000	5,000
Highcreek Holdings Inc.	4,000	4,000
Davani Holdings Inc.	4,000	4,000
Frank Ignato (6)	4,000	4,000
MNV Holdings Inc	4,000	4,000
Laura Occhipinti (7)	4,000	4,000
Antonio Occhipinti (7)	3,000	3,000
Viviano Gallo (8)	5,000	5,000
Salvo Galardini (8)	5,000	5,000
Nadia Pascazi (9)	3,000	3,000
Anna Gallo (3)	10,000	10,000
Todd Feinstein	1,000	1,000
Michael Kohen	1,000	1,000
Asher Tward	1,000	1,000
Nick Maniatis	3,000	3,000
Nicola Belmonte	1,000	1,000
Ira Morris	3,000	3,000
Ignazio Amoroso	5,000	5,000
Collin Hong	5,000	5,000
Carlo Sacco	5,000	5,000

(1) These shares are owned the law firm Sichenzia Ross Friedman Ference Anslow, LLP, legal counsel to the Company.
(2) Peritus Capital is controlled by Christian Diesveld, a consultant to the Company.
(3) George Gallo and Anna Gallo are husband and wife.
(4) Direct Global Media Corp. is a,consultant providing public relations services to the Company.
(5)  Tami Garson is the wife of Jordan Starkman, the Company’s President.
(6) Frank Ignato and Connie Gallo are husband and wife.
(7) Antonio Occhipinti and Laura Occhipinti are husband and wife.
(8) Salvo Galardini and Viviano Gallo are husband and wife
(9) Domenico Pascazi and Nadia Pascazi are husband and wife.  Domenico Pascazi is on the Company’s Board of Directors.

Except as listed above, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	have ever been an officer or director or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Item 8. Plan of Distribution.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will attempt to engage a market maker to file to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.10 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales,
-	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
-	through direct sales to purchasers or sales effected through agents,
-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
-	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $15,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Item 9. Description of Securities to be Registered.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 100,000,000 Shares of common stock, $0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of September 30, 2011, 2,292,000 shares of common stock are issued and outstanding and held by 38 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Wyoming for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Currently there is only one elected director.

Preferred Stock

Our articles of incorporation do not provide authorization to issue shares of preferred stock.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

Item 10. Interests of Named Experts and Counsel

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis. Except for Gregg Jaclin, a partner at Sichenzia Ross Friedman Ference Anslow, LLP, no expert or counsel is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by DNTW Chartered Accountants, LLP, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11. Information with Respect to the Registrant.

Our proceeds from the Regulation D offering totaled $9,200. Our initial cost of becoming a public company is approximately $15,000.  We have monthly expenses of approximately $1,000. We generate monthly revenue of approximately $0.

We believe we can satisfy our cash requirements for the next twelve months with our expected revenues and if needed an additional loan from our director, Jordan Starkman.  However, the success of our operations is dependent on attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations.  Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to achieve our profit, revenue, and growth goals.

We anticipate that our legal & accounting and general & administrative expenses for the next 12 months will total approximately $15,000.  The $15,000 will be financed through the Company’s cash on hand of $8,843, additional financing, net sales and if needed, an advance from our director, Jordan Starkman.

Organization Within Last Five Years

We were incorporated on April 14, 2010 in the State of Wyoming and 400,000 shares were issued to Jordan Starkman and 1,000,000 shares were issued to a company controlled by Jordan Starkman.  In January 2011, the Company issued 100,000 shares to Robert Salaverry for the development of the healthadvancemd e-commerce platform, web design and consulting.  In addition, Domenico Pascazi was appointed as a director in March 2011, and was issued 100,000 shares for his services. During fiscal 2011, the Company completed non-brokered private placements of 92,000 common stock at $0.10 per share for proceeds of $9,200. During fiscal 2011, the Company issued 450,000 common stock for legal and consulting fees.  In September 2011, the Company issued an additional 150,000 shares to Sichenzia Ross Friedman Ference Anslow, LLP.  These services were valued at $0.10 per share.

Description of Business

General

Health Advance Inc. (the “Company”) was incorporated on April 14, 2010 in Wyoming. Our business office is located at 3651 Lindell Road, Suite D#155, Las Vegas, NV, 89103.  Our telephone number is 702-943-0309. We were founded by Jordan Starkman, who serves as President and Director.  In addition, Domenico Pascazi was appointed as a director in March 2011.

Health Advance Inc., a company incorporated in the State of Wyoming, is an on-line retailer of home medical products with operations in Canada and the US, and with administration and infrastructure supported globally.  Our strategy is to exploit existing opportunities in the health care industry through the development and growth of our existing web site www.healthadvancemd.com.  We are able to operate more cost efficiently and compete as a discounter that delivers value and low cost branded lines of home medical care products together with valuable customer care that is currently missing in the marketplace. Our goal is to become our customers single source for low cost health care supplies, by meeting all of our customer’s needs.

The Company has recognized the sales and profit potential of medical/surgical supplies as a necessity item primarily due to the aging population.  We strive to offer health care professionals, medical distributors and consumers the highest quality brands and products at the most affordable prices.

Health Advance is dedicated to being a dominant provider of health and medical supplies in Canada and the US, and known for:

•	High quality products and services with the best value
•	Accurate, efficient and rapid customer service
•	Highly trained, professional and motivated associates
•	Honesty, integrity and a continuous process of adding value to its customers, partners and associates.

The Company believes the outlook for the health care industry in general is positive. Over the next several years, we believe we will benefit significantly from certain favorable demographic and industry trends, including:

•	the rising healthcare and prescription drug needs of the ageing Canadian and US population;

•	a heightened focus on health and wellness by the baby boomer generation and the increasing demand for lifestyle drugs;

•	increased investment in research and development by pharmaceutical and medical supply companies resulting in new and more effective products; and

•	the fragmented nature of the Canadian and US health care retailing marketplace providing tremendous consolidation opportunities.

Demographic trends indicate that our markets are growing as an aging U.S. population is increasingly using healthcare services.  In the 2011 U.S. Census, between 2000 and 2010 the population aged 45-64 grew at a rate of 31.55.  The large growth in this age group is primarily due to the aging of the Baby Boom population. In 2011, the first members of the Baby Boom generation will reach age 65, and the Baby Boom will represent 25 percent of the total population (in the middle series). The last of the Baby-Boom population will reach age 65 in the year 2029. By that time, the Baby-Boom population is projected to represent about 16 percent of the total population. Between 2009 and 2019, the 45 and older population is expected to grow by approximately 15%.  Between 2009 and 2029, this age group is expected to grow by approximately 30%.  This compares with expected U.S. population growth rates of approximately 10% between 2009 and 2019 and approximately 20% between 2009 and 2029.  Furthermore, it is estimated that 70 million people will be 65 or older by 2030 – nearly doubling the 34 million today.  The growing senior population demands more medical attention and ten out of the twenty most rapidly growing industries in the U.S. are in the health care sector.  As the population ages an increased number of seniors are taking a more active role in managing their health care and as they age in to their golden years, their adult children and family member often become key healthcare support systems.  There is a growing trend toward care at home and empowering seniors to be more independent.  Today the market for senior care is highly fragmented between online and offline delivery.  Nursing home operators, insurance companies and doctors are trying to reduce the visits of elder patients to high cost facilities.

Strategy

Our business strategy is designed to drive sales growth, maximize gross margin dollars and operating cash flow, capitalize on cost reduction opportunities and build customer loyalty, thereby strengthening the Company’s position as a leading home healthcare provider.  The company will rely on the dedication of its knowledgeable staff for the successful implementation of its business strategy. Key elements of this strategy include:

Diverse Product Selection

We will carry a vast number of brand named products that are well recognized by our customers.  These products will be well priced value products which are used on a regular basis by our customers.

Strong Customer Service

We believe the best customer is a happy customer and through third parties and directly, we provide a range of services to educate and tailor support to each senior customer.

Strengthening Health Advance’s Leadership Position in the Health Care Industry

Favorable industry trends, such as those described above, provide the Company with continued opportunities to capitalize on its strengths in providing high quality health care services and building trust with its customers while at the same time educating the customer. The Company intends to strengthen its leadership position in this high growth category by improving operations, enhancing the quality of healthcare services provided to its customers and cultivating a professional environment which the Company believes attracts superior health care staff. A key element of this strategy is increased investment in technology to support the growing demand for health care services and reduce the administrative burden on staff, enabling them to dedicate more time to customer care. These initiatives will best position the Company to maximize profits and customer retention. The Company also intends to build market share in the health care category by continuing to offer the added convenience of expedited home delivery.

Driving Sales and Profitability

The Company intends to improve profitability by refining its merchandising mix through the introduction of new product categories and the tactical use of private label products. The focus on an improved product offering is intended to increase customer satisfaction, enhancing the attractiveness of Health Advance web experience as a destination for purchases of all health care needs.  Simplifying e-store activities are also key elements of driving retail sales and profitability.

Marketplace

The US Industry

Market National healthcare spending will nearly double to $2.8 trillion by 2011, up from $1.42 trillion in 2001, according to the Centers for Medicare and Medicaid Services (CMS). As the baby boomer population ages, the already flourishing medical supply industry will experience a 20-year explosion in growth. Between 1990 and 1999, while the U.S. population grew 9 percent and inflation 26 percent, total annual healthcare spending increased 74 percent. Currently, more than 90 million Americans live with chronic diseases, including Alzheimer’s disease, arthritis, cancer, cardiovascular disease, chronic obstructive lung disease, and diabetes. Manufacturers of drugs, medical devices, and other medical equipment and supplies have combined annual revenues of $300 billion. Medicare and Medicaid have combined annual payments of $500 billion.

First Research estimates the number of Americans over 65 will double from 34 million to 62 million between 2000 and 2025. Currently, 90 million Americans live with chronic diseases. The research firm Rand estimates the number of Americans with two or more chronic conditions will increase from 60 to 81 million between the years 2000 and 2020. Current out-of-pocket spending for Americans age 65 and over with two chronic conditions is approximately $750 per year. The number of Medicare beneficiaries is expected to nearly double to 77 million by 2030 from 40 million in 2000, according to the Centers for Medicare and Medicaid Services.

Health Advance expects to see continued growth in the health care market driven by advances in medical technology, the growing trend toward shorter hospital stays and an ageing population. The Company believes that it will be well positioned to participate in the future growth opportunities available in the home health care market.

Industry Trends

Over the next several years, Health Advance expects to benefit significantly from certain favorable demographic and industry trends, including:

•
The rising healthcare and prescription drug needs of the ageing population:  Favorable demographic trends have had a positive impact on the pharmacy and home healthcare industry.  Currently, in excess of 31% of Canadians are over age 50.  Further, it is expected that by 2013, the median age of the Canadian population will be over 40 years and the 65+ age group will be the fastest growing segment of the population.  Industry data suggests that prescription drug usage increases dramatically as individuals advance in age.  Growth rates in prescription counts and prescription sales are reflective of the positive impact that the ageing Canadian population has had, and is expected to have in the years ahead, on the healthcare industry.

•
A heightened focus on health and wellness by the baby boomers generation and the increasing demand for lifestyle drugs:  The ageing of the baby boomers is expected to have a positive impact on sales for the home healthcare industry.  This segment of Canadian society is also placing a greater emphasis on prevention and early diagnosis of medical conditions and on the purchase of self-care products.

•
Increased investment in research and development by pharmaceutical companies resulting in new and more effective drug therapies and products:  In recognition of the favorable demographic trends driving sales of prescription drugs, pharmaceutical companies are dedicating significant resources to the development of new drug therapies and are supporting research and development efforts with increased spending on sales representatives and physician calls in order to generate demand for new therapies.  Over the past five years, global research and development spending by U.S. pharmaceutical companies increased from approximately U.S. $15.3 billion to U.S. $26.5 billion.

•
The fragmented nature of the drug and health care retailing marketplace provides consolidation opportunities:  The Canadian drug retailing and home healthcare industry is highly fragmented with independent operators accounting for 55% of the total number of outlets in Canada.  Chain locations represent 25.7% of the outlets.

•
Third party payment programs that provide some form of coverage for healthcare and prescription expenses cover over 90% of Canadians.  Third party payors include the government who pays for approximately 50% of all prescriptions in Canada, pay direct insurance plans and reimbursement plans.  Since these payment programs transfer the cost of prescriptions to insurers/employers and governments, most customers are not sensitive to prescription and healthcare costs.

Governmental Regulations

We are not subject to any local, state, federal and foreign governmental laws and regulations applicable to the distribution and resale of products. All the products marketed through Health Advance are developed and meet US specifications and stringent criteria by the US Federal Drug and Administration bodies, as well as Medicare and Medicaid US government social security operations.

Canadian Competition

Health Advance faces competition from many retailers in the home healthcare and prescription drug business as the sale of these products is not restricted to pharmacy outlets. While the Canadian drug-retailing sector continues to be dominated by groups or chains and independents, the competitive environment has changed significantly in recent years with many new entrants targeting price sensitive consumers. The percentage of pharmacy outlets operated by non-traditional competitors, such as mass merchandisers and supermarkets, has increased over the past three years as they added pharmacy departments to their stores.

The Company’s competitors in the industry include independent operators, buying/banner groups such as Shoppers Drug Mart Home Health Care, IDA, Guardian, Pharma Plus, mass merchandisers such as Wal-Mart and Zellers, and large supermarket chains with prescription dispensing such as Loblaws, Sobey’s and Real Canadian Superstore.

Health Advance believes it will be well positioned to compete against many drug store chains, as well as supermarkets, mass merchandisers and independent drug stores by concentrating on providing high levels of professional service and a diverse product selection.  The Company believes that consumers will pay for its value-added services and will be attracted to its large selection of home health care products and home delivery infrastructure.

US Competition

The distribution and manufacture of healthcare supplies and equipment is highly competitive.  Many of the healthcare distribution products we sell are available to our customers from a number of other suppliers.  In addition, our competitors could obtain exclusive rights from manufacturers to market particular products.  Manufacturers also could seek to sell directly to end-users, and thereby eliminate or reduce our role and that of other distributors.

In North America, we compete with other distributors, as well as several manufacturers primarily on the basis of price, breadth of product line, customer service and value-added products and services. Our primary competitors in the sale of medical products are the General Medical division of McKesson Corp., PSS World Medical, Inc. and the Allegiance division of Cardinal Health, Inc., which are national distributors.

Significant price reductions by our competitors could result in a similar reduction in our prices.  Any of these competitive pressures may materially adversely affect our operating results.

Brick and mortar senior specialty stores - Generally speaking senior supply brick and mortar retail stores focus on high-end expensive equipment.  Retails stores catering to seniors also provide very little price comparison or depth of product.  They tend to focus on durable medical equipment items from one or two wholesalers and tend to focus on products that are covered by Medicare.

Large Chains - Increasingly with Walgreens, CVS, and Walmart are entering the smaller ticket item Durable Medical Equipment and Products areas, but their brand and product selection at any one store is limited.  Many seniors in many States do not live near major cities and don’t have easy access to retail stores for their medical needs.    With very little visibility consumers are turning to the internet for their home medical supplies.

Senior Websites - The biggest advantage derived by seniors, their care givers and family from using the internet is price comparison, product selection and reach (i.e. access to seniors who are not able to get to or drive to a retail location nearby).   Today there are numerous companies on the web catering to the senior market.  They fall or position themselves into four areas:

•	Durable Medical Product Companies who cover a wide range of products and predominately are resellers.

•	Lifestyle Companies who position themselves as a place to purchase luxury Senior care products

•	Specialized web and TV direct response business sites specialize in certain areas such as Diabetes Care or Wheelchair/Power Chair mobility

•	Content companies – that provide knowledge, content and care. Companies such as agingcare.com

Growth Markets

Respiratory Diseases

Over 16 million people in the U.S. have respiratory diseases, including chronic obstructive lung disease, asthma, and chronic bronchitis. These diseases have a total annual cost of over $30 billion. There are approximately 3.5 million seniors with these diseases and as many as 15 million remain undiagnosed. These ailments require frequent treatment with oral medications and/or aerosol medications, which require a compressor or atomizing device during preparation.

Diabetes

Diabetes, the seventh leading cause of death among Americans, accounts for $98 billion in medical costs and lost productivity each year. In recent years, cases of type 2 (“adult onset”) diabetes have been on the rise in the United States; it is now considered a national epidemic. Obesity is a major risk factor, as more than 80% of people with type 2 diabetes are overweight. Almost 17 million Americans are estimated to have diabetes, 7 million of who are people ages 65 or older. Health Advance will launch an aggressive campaign to build up this sector of Health Advance’ business.

Mastectomy Supplies

Mastectomy supplies typically generate substantial revenues and high gross margins for home health care providers. Mastectomy products include items such as the prosthesis and special bras, sleep and swimwear. There are approximately 3.2 million breast cancer patients nationwide.

Regular screening mammographies and self-examinations can result in increased early detection and treatment. With improved diagnostic and treatment technologies, survival rates are increasing, resulting in a rising number of post-mastectomy consumers for longer repeat purchase periods.

Ostomy Products

An ostomy is a surgically created opening in the body, which allows body fluids or excrement to escape into a collection device. Approximately 125,000 new ostomy procedures are performed each year. This is a $1.2 billion market for existing ostomy customers and an additional $250 million market for new patients each year. Health Advance will negotiate price reductions for these products, providing what it will be a competitive advantage in this market. Health Advance’s educated staff will also provide the company with competitive advantages.  Product focus areas including two piece, drainable pouches, cohesive seals, skin barrier protective products, irrigation products, tapes, adhesives and deodorants and accessories.

Incontinence & Urological

Adult incontinence products sold in the U.S. and Canada totaled about 2.6 billion units last year, equivalent to just more than $1 billion at retail, with growth prospects estimated at 5-6% per year until 2013.

The larger consumer base for adult incontinence, combined with this growth, has created opportunities for new products in the segment that respond to three major requirements—comfort, discretion and ease of use. As sufferers of incontinence seek more active lifestyles, they are demanding products that can work with them as they go about their daily lives.

Durable Medical Equipment

To address the growing senior market, Health Advance MD carries a full spectrum of durable medical equipment, including:

Bath related Products key products, include: bidets, portable showers, wheel chair showers, bath traction, bidet accessories, inflatable bidets, inflatable commodes, bath in a bag, high-end bidet system for toilets, and hemorrhoid toilet supports systems.

Bed and Sleeping aids key products, include: bed rails, wedge pillows, mattress protectors, folding bed boards, air mattress overlays, bed protection, incontinence bed products, bed rails, and a range of beds for seniors

Bariatric key products include:  obesity aids, bariatric aids, bariatric box-springs, bariatric ring cushions, bariatric home equipment, and extra large blood pressure cuffs.

Power Mobility Sales

As our population ages, our ability to walk and move around can be diminished, creating increased demand for power mobility equipment, such as power wheelchairs and scooter.

Operations

Product Sourcing

As sales increase, Health Advance will be in a position to negotiate large discounts from its suppliers indicating manufacturer confidence in our company.  Health Advance will also source products from FDA approved manufacturers in China for private label purposes. We are also developing direct from manufacturer sourcing programs.

If our supplier is no longer be carrying given product:  We may suppress the product altogether.  We may keep the product on as a means to attract customers who may be interested in a discontinued product and then we up-sell them to the latest product from the same manufacturer.  We have found that in many cases it is good to keep even discontinued older models active on our site.   We also learn which products have been discontinued where there is demand and that may result in us considering finding or re developing such product direct from MFG.

We will carry a wide selection of products for post-operative and healthcare, and ranging from the following:

Aids To Daily Living, Ambulatory Products, Bath Safety, Bed Accessories, Catheters, Core Wound Care, Diabetic, Diagnostic equipment, Enteral Nutrition-Feeding, Home Diagnostics, Incontinence, Lift Chairs / Geri Chairs, IV Supplies, Needles / Syringes, Orthopedics, Ostomy, Pain Management, Patient Lifts & Acc, Personal Protection / Gloves, Professional Use and Diagnostics, Respiratory, Scooters & Accessories, Seating / Cushions, Specialty Medical Equipment & Accessories, Tracheostomy Care,  Urologicals / Collection Device, Specialty Wound Care, Wheelchairs Accessories, and Womens-Infant Products.

Inventory

Initially, we plan to work on a cash basis with all suppliers and over time attempt to have net 30-day terms with most suppliers. We will attempt to work out an  agreement with each of our suppliers to have them handle the shipping of each product order once received.  Currently we have no formal agreements in place with any suppliers. We will attempt to have drop-ship terms with all of our major suppliers.  This will allow us to operate more efficiently and easily update and change our product mix based on changes in online demand for our products without having to financial risk of carrying inventory. The list of suppliers we intend to form relationships with include the following:Invacare, Apis Footwear CO, Applied Home Healthcare Equipment, Beijing Choice Electronic Co Ltd, Beijing Safeheart Medical Systems, Comfortland Medical, Drive Medical, Healthcraft Products, Health One Med, Infopia USA, KatEZ Lift, Kaye Products, Pain Management Technologies, Pro Med Specialties, Responsive Respiratory, Showerbuddy LLC, and Sunrise Medical.

System Management

We currently offer about 3,900 products. In partnership with various vendors we plan to add another 6,000 products over the next 12 months.  To optimize and keep current the pricing and product details we are running a routine database extraction mapping and rationalizing program outlined in some detail below.

We map the Health Advance MD Website to our preferred suppliers products’ database that contain a total of more than 10,000 unique products with all the latest pricing.  This database is updated monthly by the supplier.  Our programs extract the latest pricing and flag which products have been discontinued.

During our weekly product and pricing reviews we make decisions based on our database scan of our vendors systems.  Each situation is unique and we assess the best strategy in terms of merchandising optimization.  Scenarios that we evaluate and decision we make, include the following:

Optimizing Margins and Pricing

As a discounter we will need to make at least 23 % gross margin on any order after paying back the supplier and the paying other transaction costs.  We use a rules based system to track and optimize profits and margins.  We create and model numerous profitability scenarios daily by product, brand, region and inventory.

New Product Uploads:  Our multi-vendor database is designed to correctly manage wholesalers data feeds to our database and shopping cart template, as well as upload data files and images feeds from third party FTP sites.  These business rules enable us to categorize product correctly, guaranteeing that all products and images are properly visible and place correctly, and key word search terms are added on a timely basis to optimize search engine marketing.

Website Daily Maintenance & Support

We outsource our Website’s daily maintenance including new product uploading, shipping code management and updates from various vendors, management of our Access database, daily website HTML support and various updates and edits to the front-end of the website as needed.

Website Product Management

To streamline operations we have a team in India who are responsible for uploading new products the Health Advance MD website.  This team uploads data files and image feeds manually and from third party FTP sites.   Their responsibilities, include categorizing product correctly, guaranteeing that all products and images are properly visible and located in correct sub-categories on our website, making sure that the correct key word search terms are added in our shopping cart for each product, and matching correct shipping code and rates provided by different vendor.

Customer Service

There is a knowledge gap and fear today as elder citizens and their families fend for themselves through a range of medical complications.  This provides an opportunity for a trusted knowledge service provider who will take the time to listen and solve problems specific to each customer’s unique product needs and concerns.  Many medical needs for senior citizens are chronic, and life-long but are not life threatening.  This creates a long term annuity business opportunity.

Customer Inquiry Management

We plan to establish an operating team to handle inbound customer calls in the US and Canada during the working hours from 8-8 pm Pacific.  We will begin extended hours and provide support service for International inquiries in the second half of our operating year once we develop quality level standards that are consistent across multiple markets.  We also plan to  launch a live 24 hour nursing service hotline and 24-hour global customers handling by phone, email and chat within the first six months of operations once funding has been obtained.

•	Level 1 - Simple questions that can be answered on the spot – i.e. order status, delivery costs, etc.
•	Level 2 - More complex (Needs Analysis) questions – that require research with the wholesaler about availability, color, dimensions etc
•
Level 3 - Product inquiries (Problem Solving) that for items we do not carry on our site, but may be able to source. This requires significant research and may or may not be worth the investment.  Within one-hour from receiving customer call, we will complete research from various vendors if needed, confirm product availability and verify and product questions from the prospective customer

Customer - Privacy and Security

Health Advance has created this privacy statement in order to demonstrate our firm commitment to privacy. The following discloses our information gathering and dissemination practices for this web site.

We do not sell customer e-mail address or related information to third parties and unless customers join our mailing list they will not receive advertising e-mails from us. We track IP addresses for security reasons to discourage fraudulent activity attempts. By doing this we are making our customer shopping experience more safe and secure.

Our site uses cookies to keep track of customers shopping cart for multiple purchases while our customers are shopping with us. We do not require our customers to open an account with us in order to shop so each purchase session usually means you may need to re-enter your information.

Our site's registration form requires users to give us contact information, like their name and email address, and unique identifiers. We use customer contact information from the registration form to send the user information about purchases that have been processed. The customer's contact information is also used to contact the visitor when necessary if they have subscribed to the mail list. Users may opt-out of receiving future mailings by choosing to unsubscribe.

This site may contain links to other sites. We are not responsible for the privacy practices or the content of such web sites.

Order Fulfillment

Our order fulfillment is handling systematically when we are working with vendors whose systems can integrate with Health Advance MD.  However, there are a number of product vendors and wholesalers with whom we have not integrated our systems.

We have a small team in North America who handles processing of manual orders:  The order fulfillment process entails, checking and monitor for incoming orders (during US business Hours), verifying product inventory availability by calling wholesalers and checking their online catalogue and handling any clarifications with customer before charging their credit card.

In addition, this same team screens all our orders and ensuring the proper verification procedures and in particular ensuring receipt of proper (and fraud-proof) Credit Card information and follow our fraud screening steps.  All orders placed by credit card are subject to address verification by our credit and fraud avoidance department, and this may delay the processing of your order. Today, orders shipping to an address different from the billing address may require additional information in order to protect consumers against credit card fraud that is overwhelming the internet.  This team is responsible for handling returns by following our procedures with each vendor for handling returns to their warehouses

Returns

We have a general set of standards we use to manage our returns process.  Returns are accepted for the full product credit if received at our vendors warehouse within 30 days form the date of purchase.  After 30 days, a minimum restocking fee of 15% will be applied to all returns.  Merchandise returns are not accepted after 60 days from the date of purchase.  Shipping cost refunds will not include reimbursing of the original shipping fees.  The return process begins by calling our customer service department at 1-800-386-4616 or sending an email to our customer service team.  Return without an authorized number or an expired authorization number will not be accepted.  Return merchandise must be in the same unit of measure as originally purchased. Refunds will not be granted for merchandise unsuitable for resale.

Sterile items, incontinence, underwear, etc and product that are made unsuitable for resale once opened are not returnable. Defective merchandise will be repaired or replaced based on the manufacturer’s policy.  Our close-out and special orders are not returnable.

Shipping

We will have different drop-ship terms with each supplier.  Generally we will allow each of our suppliers to decide which shipping company to use for a particular shipment.   For domestic shipment orders our suppliers ship via Fedex, UPS Ground or United States Postal Service Priority Mail depending on the size and weight of the order.  Small orders generally ship Priority Mail. Large orders generally ship by Fedex. Very small orders, at our discretion, may be sent via First Class Mail with a reduced shipping and handling charge. Health Advance offers “auto-ship” on frequently consumed items and we currently have an auto-ship program running for Incontinence products.  At this time we do not offer free shipping as part of a plan to be as upfront as possible about our pricing. Many companies build the shipping price into their products while supposedly offering free shipping.

International Shipments

Shipping charges for international orders vary greatly.  For international shipping we have requested that customers email us with the items they are interested in buying with their address and the destination country. We email back international customers with information on ordering, including shipping and handling charges.

The Health Advance MD website is also planning to partner with Bongo International Parcel and mail forwarding to service our international customers.  Bongo International provides its customers with their very own US address (not a P.O. Box). Once customers have a US address, they will be able to make purchases at our website as well as other US based online retailers. Bongo receives customer orders and logs them into their online system where they are consolidated with other orders.  This process saves international customers up to 82% off typical international shipping rates.

Payment Handling

We accept payments today on a cash and carry basis that means we do not accept or process Medicare or Medicaid payments.  For our website business, Health Advance has a merchant account and processes American Express, Visa, MasterCard, and Discover through the merchant service provider Merchant Warehouse, Inc.

Warranties

We act as a reseller and as such our product liability is mitigated through the warranty and liability coverage provided by the product manufacturers and distributors we work with.  Each of our supplier and manufacturers who sell on our site provide a minimum of a one-year warranty on the products that we sell to protect the consumer from product defects.  Health Advance will be an authorized dealer for all of the home medical equipment we sell. This means our customers can buy with knowing that the manufacturers provide their manufacturer’s warranty behind all the products we sell.  Customers receive full warranties from the manufacturers when a customer purchases a product from Health Advance.

Typically the product manufacturers offer one-year warranty and product coverage parts & labor on any internal-wear of components & control-panel components.  Any other product defects are addressed on an as-is basis. Customers can call our Toll-Free telephone number and we will direct them to the needed manufacturer to resolve their product warranty claims within the first year.  After the first year we direct our customers directly to the manufacturers.

At this time we do not sell or offer any extended product warranties on any product we sell.  These programs may exist with individual suppliers and from time to time we investigate this option for a customer.

Marketing and Sales

Marketing and Brand Recognition

Strategic communications are central to building and reinforcing the Health Advance brand. The Health Advance advertising, marketing and public relations strategy will be established by the Company’s marketing team and, where appropriate, implemented with the support of industry professionals. The Company’s marketing communications strategy will focus on both brand awareness as well as more traditional product/price advertising. Brand awareness advertising will focus on the Company’s health care services and private label products and is used to communicate to consumers that Health Advance is a market leader in terms of understanding consumer needs and bringing innovative products and services to market.

Market Segments

We have two distinct market channel segments:  B2B – hospitals, elderly care facilities, hospitals, nursing facilities, clinics, schools, and private business practices. B2C - nurse practitioners, adult children of senior citizens and increasingly the senior citizens themselves.

Internet Sales and Home Delivery

Health Advance believes it can position itself to capitalize on e-commerce opportunities through its user friendly, state of the art website with the added benefit of the next day home delivery infrastructure.  Health Advance’s e-commerce initiative will encompasses a dynamic web site configured to provide a comprehensive shopping experience for both professionals and customers. The web site is designed utilizing the latest in technology web software and high-end graphics providing pictures and descriptions of all items available for sale.  Professionals will be able to either make purchases at a wholesale level or refer clients to make their own purchases. Health Advance will offer “auto-ship” on frequently consumed items.

We are also developing targeted marketing tie-ins with content providers to create and distribute co-produced content for blog spots, videos, webinars and internet direct response Infomercials.  We also advertising on major search engines, affiliate markets and link exchanges, and social media sites that reach our target audiences.  We are also increasingly using comparison shopping sites such as Amazon, Shopzilla, Nextag, and Shopping.com.

Sales Force

Health Advance will implement a strong sales force to call on our B2B channels. B2B – hospitals, elderly care facilities, hospitals, nursing facilities, clinics, schools, and private business practices.  We believe success can be attained through an aggressive promotional campaign tailored to the medical profession.  Fast delivery, great prices, and professional customer service will be our focus.

Sales reps will handle inbound calls to establish initial contact, qualify the consumer, identify the need and close the sale. Aggressive contact management efforts, outbound mailings and outbound phone calls by sales reps on active leads and established customers results in re-orders, cross selling opportunities and higher conversion rates than traditional mail-order businesses.

Telemarketing

Health Advance will also use telemarketing to reach out to its B2C customers and generate repeat sales within each market segment.  We are in the process of launching a number of outreach marketing programs targeting nurse practitioners, adult children of senior citizens and increasingly the senior citizens themselves.

Web Site

We are looking at 6 approaches to the overall marketing.  Health Advances’ first priority to drive web traffic organically through search engine optimization, online PR and social networking campaigns and sustained initiative.  We will also evaluate the value of making key word purchases when we run campaign for a specific line of products.  Thirdly, we will evaluate and test the return on investment from both direct email marketing and affiliate marketing.

▪	Search Engine Optimization
▪	Online PR – blogging and other online events and media
▪	Social Networking
▪	Direct - email marketing
▪	Media buys – keyword
▪	Affiliate marketing

Along with other sales and marketing channels, successful search engine optimization is a key approach to drive web traffic and improve conversion for our web based property Health Advance MD.

Target the right search terms and phrases that are getting typed into search engines when consumers and professionals are looking for products that we carry. The strategy we are employing is a niche targeted marketing model.  This requires a niche marketing approach where we focus in on a number of verticals and invest in marketing and driving traffic to those specific product lines.

We will link our web pages together so the search engine spiders can navigate easily through our website. Key word anchor text linking helps search engine spiders understand what we are offering from our website and will give you the advantage in ranking in natural search results. Our onsite development team will use keyword anchor text linking as one of the method of improving search engine optimization.

We have a consultant working with us on a range of online PR initiatives including writing producing, news articles, blogs, forums and press releases that highlight new product developments across the range of products line we carry.  Online PR is another avenue for sending highly targeted visitors directly to our site and compliment our search engine optimization strategy.

DESCRIPTION OF PROPERTY

Our principal executive office location and mailing address is 3651 Lindell Road, Suite #D155, Las Vegas, NV 89103. Currently, this space is sufficient to meet our office, storage, and telephone facility needs; however, if we expand our business to a significant degree, we will have to find a larger space.  There is currently no lease agreement.

LEGAL PROCEEDINGS

Pursuant to Item 401 (f) of Regulation S-K there are no events that occurred during the past ten (10) years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer of the registrant:

•
No petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

• The registrant has not been convicted in a criminal proceeding and is not named subject of a pending criminal proceeding
•
Such registrant was not the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

o
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

o	Engaging in any type of business practice; or
o	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;
•
Such registrant was not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in Regulation S-K, Item 401 paragraph (f)(3)(i) entitled Involvement in Certain Legal Proceedings, or to be associated with persons engaged in any such activity;

•
Such registrant was not found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

•
Such registrant was not found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

•
Such registrant was not the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

o	Any Federal or State securities or commodities law or regulation; or
o
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

o	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•
Such registrant was not the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate engaging a market maker to apply for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of September 30, 2011, we had 38 shareholders of our common stock.

Rule 144 Shares

As of September 30, 2011, there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. As of September 30, 2011, 92,000 shares of our common stock held by the 29 shareholders who purchased their shares in the Regulation D 506 offering by us will become available for resale to the public. As of September 30, 2011, 700,000 shares of our common stock held by 6 shareholders who received their shares in exchange for consulting services, legal services, and web design services provided will become available for resale to the public. Sales under Rule 144 are subject availability of current public information about the Company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operation

Over the next 12 months our business will be built across four key growth product categories, and this is predominantly where we will focus our sales, product and supply chain investments over the course of the next 24 months.  The four key product categories are: (1) respiratory, (2) diabetes, (3) ostomy, and (4) mastectomy supplies.  Our plan is to achieve $500,000 in net revenues within the first 12 months with $250,000 derived from these four growth product lines at an average of $60,000 from each new growth category business unit.  In addition we will achieve $250,000 in net revenue derived from our traditional durable medical products business that encompasses bath, bed, sleeping and bariatric product lines.

Within 24 months, we intend on achieving total sales of $800,000. This will be achieved in large part from a contribution of $400,000 in net revenue generated from our core four growth markets at a sales growth rate of approximately 50% per year; along with an additional $350,000 from our durable medical products business and over $50,000 derived from margin improvements on existing product lines within our four core growth categories.

During the course of the first 12 months of operations and going into effect no later than the last quarter of year 1, we plan to have completed a financing for a minimum of $200,000.  We will systematically have replaced the existing major wholesaler relationships we are currently working with today for our four growth markets.  By the beginning of year 2, we plan to have established direct-from-manufacturer programs for our four key growth markets in order to achieve improved margin of between 25-35%.  We will continue, however, to run our durable medical products business through the existing wholesaler relationships given the large range of product SKUs in the durable medical product category where we carry no less than a selection of nearly 2,000 products.

In our key growth areas we will focus on reducing and concentrating the number of product SKUs in each growth category in order to create leverage with our supply chain across selected relationships with respiratory, diabetes, ostomy and mastectomy suppliers.  These new direct-from-manufacturer programs will primarily be drop ship programs and will essentially result in no new product inventory risks.  They will be predominantly product substitution strategies where direct manufacturers carry the inventory risk in order to get shelf space within our business to consumer ecommerce property www.healthadvancemd.com and other sales channels.  These programs will be based on committed but non-binding contracted volume from us with each manufacturer, but where the manufacturer still carries the inventory, marketing investment, and the majority of the time continues to handle drop shipments direct to our customers and sales channels.

The first tranche of these direct from manufacturer programs will be with North America based manufacturers given a tendency for higher quality product, margins and their ability to handle inventory and direct shipments to our customers.  We will also evaluate a select number of overseas supplier relationships if we identify that a select overseas direct supplier can and will meet our delivery, financing and quality and return warranty terms.  As a result of these supply chain improvements we expect to increase our net revenues by over an additional $50,000 based on margin improvements of an average of 20-25%% and this does not include factoring in even higher margins if we choose to source from overseas markets.

In addition to supply chain optimization coming into full affect by the beginning of year 2 which will result in reduced overall cost of goods, we will also drive top line growth with a major marketing initiative for new products.  These new product launches will be outlined and planned in year 1, once our financing is completed.  During year 2, we will work with our manufacturing partners to develop and finalize no less than 2 new product lines within each core product group for respiratory, diabetes, ostomy and mastectomy supplies and launch them by the second half of year 2 based on an estimate of an average of $50,000 net revenue per new product line per year.  Together with our manufacturer partners we will develop and test market and then finalize our packaging and product features and licensing requirements by the end of year 2.

As a result by the end of year 3 based on achieving the 3 key milestones outlines above including: (1) entering into new growth markets, (2) optimizing our supply chain and (3) launching new product lines in our new growth markets – we intend as part of a 36 month plan to achieve a top line net revenue from our operations of $2,000,000.

This $2,000,000 will be comprised of $1,200,000 from existing product line sales in growth markets for respiratory, diabetes, ostomy and mastectomy supplies through a margin optimized supply chain; a contribution of over $400,000 from our traditional durable medical products businesses through existing wholesaler channels and net revenue from new product launched in year 3 of $400,000.

We anticipate that our operational, general and administrative expenses for the next 12 months will total $200,000. The estimated breakdown is as follows:

Web Development and Maintenance	$5,000.00
Legal/Accounting	$15,000.00
Computer hardware and software systems	$10,000.00
Advertising and Marketing	$130,000.00
General and administrative	$10,000.00
Salaries and Customer Service	$25,000.00
Telephone	$1,000.00
Travel	$4,000.00
Total Expenses	$200,000.00

The above represents our Managements best estimate of our cash requirements based on our business plans and current market conditions. The above is based on our ability to raise sufficient financing and generate adequate revenues to meet our cash flow requirements.  The actual allocation between expenses may vary depending on the actual funds raised and the industry and market conditions over the next 12 months.

Results of Operations

For the period from inception through July 31, 2011, we had no revenues. Operating expenses for the period from inception (April 14, 2010) to July 31, 2011 totaled $68,177 and our loss from operations was $67,904 and our net loss was $68,177.

The operating expenses were primarily attributed to professional fees, consulting fees, web design fees, rent and other general overhead.

During the period from inception (April 14, 2010) to July 31, 2011 the director’s contributed services totaling $14,000.  These services were included in the calculation of additional paid in capital.

During the period from inception (April 14, 2010) to July 31, 2011 we operated from a premises leased by a director.  The costs of this premises and other general and administrative expenses paid on our behalf during the year totaled $9,800.  These expenses are payable to the shareholder and included in current liabilities.

During the period from inception (April 14, 2010) to July 31, 2011, we had no provision for income taxes due to the net operating losses incurred.

Off Balance Sheet Financing

We have no off-balance sheet arrangements.

Capital Resources and Liquidity

As of July 31, 2011 we had $8,843 in cash.

The initial use of the consideration received from the Company’s unregistered common share sales that occurred in the amount of $74,200 is to be allocated to offering expenses, professional fees, advertising/marketing, website and ecommerce platform development and working capital.

The Company is currently seeking funding for our continued operations.  The Company intends to raise a minimum of $200,000 and a maximum of $500,000 in order to commence the introduction of the www.healthadvancemd.com e-commerce site to the retail community and health care community.  To achieve our goals the Company expects to commit the majority of its funding to the advertising of the Company’s web site. There is no assurance that the company will be able to raise the capital required to complete its goal and objectives and the Company is currently seeking capital to further its business plan.  Any capital raised will be through either a private placement or a convertible debenture and will result in the issuance of common shares from the Company’s authorized capital.  There are no agreements with any parties at this point in time for additional funding; however, we are in discussions with various brokers in the US.

We believe we can satisfy our cash requirements for the next twelve months with our expected revenues and if needed an additional loan from our director, Jordan Starkman.  However, the success of our operations is dependent on attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations.  Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to achieve our profit, revenue, and growth goals.

We anticipate that our legal & accounting and general & administrative expenses for the next 12 months will total approximately $15,000.  The $15,000 will be financed through the Company’s cash on hand of $8,843, additional financing, net sales and if needed, an advance from our director, Jordan Starkman. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees, until financing is raised.  The foregoing represents our best estimate of our cash needs based on current planning and business conditions.  The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.  We will need approximately $200,000 to aggressively pursue and implement our growth goals through advertising.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and director's age as of September 30, 2011 are as follows:

NAME	AGE	POSITION

Jordan Starkman	41	President, Chief Financial Officer and Director

Domenico Pascazi	35	Director

Set forth below is a brief description of the background and business experience of our sole executive officer and directors for the past five years.

Jordan Starkman, President, Chief Financial Officer and Director -  Jordan Starkman is currently President and the founder of Health Advance Inc.  In 2003, Jordan was one of the co-founders and is currently the President of Pay By The Day Company Inc, an Ontario based direct sales and marketing company focused on sales and financing of computers and consumer electronics.  From 2001 – 2003, Jordan led the sales team at The Buck A Day Company.  Jordan brings over sixteen years experience in sales, financial consulting, and investor and client relations to the Health Advance team.  Jordan has an extensive background in finance and business development, and he has worked as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers.  Jordan holds a BA in Statistics from the University of Western Ontario.  In addition, Jordan is the President of Tucana Lithium Corp.,  E Cash Inc., and Guardians of Gold, Inc.

Domenico Pascazi, Director Domenico Pascazi is currently a director of Health Advance Inc.  Domenico has 15 years experience in sales and marketing and brings tremendous experience and resources to the Health Advance team.  Since 2001 through present, he has  managed a team of 35 employees at Roadside Paving as acting Sales/Corporate Development Manager.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and holds office until removed by the board.

EXECUTIVE COMPENSATION

Summary Compensation Table; Compensation of Executive Officer

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our executive officers by the Company during the period ended  in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Totals

Jordan Starkman President and Director	2011	$0	$0	$1,400	(1)	$0	$0	$0	$0	$0
Domenico Pascazi, Director	2011	$0	$0	$10,000	(2)	$0	$0	$0	$0	$0

(1) Founder shares issued computed at par value equal to $.001 per share
(2) Computed at $.10 per share in accordance with the private placement completed during June 2011.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through September 30, 2011.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending July 31, 2011 by our executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table.

There were no awards made to our executive officers in the last completed fiscal year under any LTIP

Compensation of Directors

Our Directors are permitted to receive fixed fees and other compensation for his services as a director. The Board of Directors has the authority to fix the compensation of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.  No amounts have been paid to, or accrued to the directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of September 30, 2011 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class (1)

Common Stock	Jordan Starkman (2)	401,000	(2)	17.50%
	3651 Lindell Rd #D155, Las Vegas, NV 89103

Common Stock	2237815 Ontario Ltd. (3)	1,000,000		43.63%
	3651 Lindell Rd #D155, Las Vegas, NV 89103

Common Stock	Domenico Pascazi (4)	103,000	(4)	4.50%
	125A Toryork Dr, Toronto, Ontario, M9L 1X9

Common Stock	All executive officers and directors as a group	1,504,000		65.62%

(1)	The percent of class is based on 2,292,000 shares of our common stock issued and outstanding as of September 30, 2011.
(2)
Jordan Starkman is the Company’s President and is a director. Jordan Starkman received 400,000 shares of common stock for services rendered and his wife Tami Garson purchased 1,000 shares of common stock through the Private Placement.

(3)	2237815 Ontario Ltd. is a company controlled by the Company’s President Jordan Starkman.
(4)
Domenico Pascazi is a director of the Company. Domenico Pascazi received 100,000 shares of common stock for services rendered and his wife Nadia Scazi purchased 3,000 shares of common stock through the Private Placement.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In April 2010, we issued 1,400,000 founder shares of common stock to Jordan Starkman pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The total purchase price of the Shares was $1,400.

Commencing January 1, 2011, the Company paid rent and other overhead costs to a shareholder and director of the Company in the amount of $1,400 per month, totaling $9,800.  This monthly charge includes the head office rent, phone, internet and other administrative services.

In March 2011, Domenico Pascazi was appointed as a director and was issued 100,000 shares for his services.

Advances from a shareholder of the Company as at July 31, 2011 were $8,420.  These advances are non-interest bearing, unsecured and with no specific terms of repayment.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Wyoming Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

HEALTH ADVANCE INC.

(A Development Stage Company)

JULY 31, 2011

CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1
FINANCIAL STATEMENTS
Balance Sheets	F-2
Statements of Operations and Comprehensive Loss	F-3
Statements of Stockholders' Equity	F-4
Statements of Cash Flows	F-5
Notes to the Financial Statements	F-6 - 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Health Advance Inc.

We have audited the accompanying balance sheets of Health Advance Inc. (a Development Stage Company) as of July 31, 2011 and 2010 and the related statements of operations and comprehensive loss, stockholders' equity and cash flows for the year ended July 31, 2011 and for periods from the date of inception (April 14, 2010) to July 31, 2011 and 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health Advance Inc. (A Development Stage Company) as of July 31, 2011 and 2010 and the related statements of operations and comprehensive loss, stockholders' equity and cash flows for the year ended July 31, 2011 and for periods from the date of inception (April 14, 2010) to July 31, 2011 and 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has significant operating losses, is in the development stage with no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations, which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DNTW Chartered Accountants, LLP
Licensed Public Accountants
Markham, Ontario, Canada
August 25, 2011

HEALTH ADVANCE INC.

(A Development Stage Company)

BALANCE SHEETS

AS AT  JULY 31,

(Expressed in United States Dollars)

	2011	2010
ASSETS
Current Assets
Cash	$8,843	$1,400
Prepaid expenses	25,000	-
Total Current Assets	33,843	1,400
Total Assets	$33,843	$1,400

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$4,000	$-
Advances from shareholder	8,420	-
Total Liabilities	12,420	-

Stockholders' Equity
Capital stock, $0.001 par value; Authorized 100,000,000; Issued and outstanding 2,142,000 (July 31, 2011 - 1,400,000)	8,820	1,400
Additional paid in capital	80,780	-
Deficit accumulated during the development stage	(68,177)	-
Total Stockholders' Equity	21,423	1,400
Total Liabilities and Stockholders' Equity	$33,843	$1,400

The accompanying notes are an integral part of these financial statements.

HEALTH ADVANCE INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in United States Dollars)

	For the Year Ended July 31, 2011	For the Period from Inception (April 14, 2010) to July 31, 2010	For the Period from Inception (April 14, 2010) to July 31, 2011

EXPENSES
Professional fees	4,000	-	4,000
Office and general	1,504	-	1,504
Rent and occupancy costs	8,400	-	8,400
Consulting and managment fees	54,000	-	54,000
TOTAL OPERATING EXPENSES	67,904	-	67,904
LOSS FROM OPERATIONS	(67,904)	-	(67,904)
Foreign exchange loss	(273)	-	(273)
NET LOSS AND COMPREHENSIVE LOSS	$(68,177)	$-	$(68,177)
LOSS PER WEIGHTED NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	$(0.05)	$0.00
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	1,402,577	1,400,000

The accompanying notes are an integral part of these financial statements.

HEALTH ADVANCE INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 14, 2010) TO JULY 31, 2011

(Expressed in United States Dollars)

	Common Stock		Additional Paid In	Deficit Accumulated During The Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity
Opening Balance	-	$-	$-	$-	$-
Issuance of common stock at inception	1,400,000	1,400	-	-	1,400
Balance, July 31, 2010	1,400,000	1,400	-	-	1,400
Issuance of common stock for cash	92,000	920	8,280	-	9,200
Issuance of common stock for services	650,000	6,500	58,500	-	65,000
Translation adjustment	-	-	14,000	-	14,000
Net loss	-	-	-	(68,177)	(68,177)
Balance, July 31, 2011	2,142,000	$8,820	$80,780	$(68,177)	$21,423

The accompanying notes are an integral part of these financial statements.

HEALTH ADVANCE INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Expressed in United States Dollars)

	For the Year Ended July 31, 2011	For the Period from Inception (April 14, 2010) to July 31, 2010	For the Period from Inception (April 14, 2010) to July 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(68,177)	$-	$(68,177)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	40,000	-	40,000
In-kind contribution of services	14,000	-	14,000
CHANGE IN ASSETS AND LIABILITIES:
Accounts payable and accrued liabilities	4,000	-	4,000
Net cash provided by operating activities	(10,177)	-	(10,177)
Net cash provided by investing activities	-	-	-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	9,200	1,400	10,600
Advances from shareholder	8,420	-	8,420
Net cash provided by financing activities	17,620	1,400	19,020
NET INCREASE IN CASH	7,443	1,400	8,843
CASH, BEGINNING OF YEAR	1,400	-	-
CASH, END OF YEAR	$8,843	$1,400	$8,843

The accompanying notes are an integral part of these financial statements.

HEALTH ADVANCE INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 14, 2010) TO JULY 31, 2011

(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS AND ORGANIZATION

Nature of Operations

Health Advance Inc. (the "Company" or "Health Advance") was incorporated in the State of Wyoming on April 14, 2010.  The Company is a development stage company and is an on-line retailer of home medical products with operations in Canada and the US.

2.	BASIS OF PRESENTATION

The Company has not earned any revenues from limited principal operations and accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Accounting Standards Codification 915,  Accounting and Reporting by Development Stage Enterprises ("ASC 915").  Among the disclosures required by ASC 915 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

3.	GOING CONCERN

These financial statements have been prepared assuming the Company will continue on a going-concern basis.  The Company has incurred losses since inception and the ability of the Company to continue as a going-concern depends upon its ability to develop profitable operations and to continue to raise adequate financing.  Management is actively targeting sources of additional financing to provide continuation of the Company’s operations.  In order for the Company to meet its liabilities as they come due and to continue its operations, the Company is solely dependent upon its ability to generate such financing.

There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet is obligations.  Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in these financial statements.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America.  Presented below are those policies considered particularly significant:

Cash and Cash Equivalents

Cash and cash equivalents consist of commercial accounts and interest-bearing bank deposits and are carried at cost, which approximates current value. Items are considered to be cash equivalents if the original maturity is three months or less.

Fair Value of Financial Instruments

In accordance with ASC 825-10-50,  (formerly SFAS No. 107), Disclosures About Fair Value of Financial Instruments, the estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. As of 31 July 2011, the carrying value of accounts payable and accrued liabilities and advances from shareholder approximate their fair value because of the limited terms of these instruments.

In accordance with ASC 820-10, (formerly SFAS No. 157), Defining Fair Value Measurement, the Company adopted the standard which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements

Income Taxes

The Company accounts for income taxes pursuant to ASC 740-10, (formerly SFAS No. 109), Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for differences between the financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Earnings or Loss Per Share

The Company accounts for earnings per share pursuant to ASC 260-10-02 (formerly SFAS No. 128), Earnings per Share, which requires disclosure on the consolidated financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the year.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive financial instruments for the period from inception (April 14,2011) to 31 July 2011.

Concentration of Credit Risk

ASC 815-10 (formerly SFAS No. 105) Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet risk and credit risk concentration.  The Company does not have significant off-balance-sheet risk or credit concentration.

Recent Accounting Pronouncements

In October 2009, the FASB issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management’s best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence (VSOE), vendor objective evidence (VOE) or third-party evidence (TPE) is unavailable. For the company, this guidance is effective for all new or materially modified arrangements entered into on or after July 1, 2011 with earlier application permitted as of the beginning of a fiscal year.  Full retrospective application of the new guidance is optional.  The Company is currently assessing its implementation of this new guidance, but does not expect a material impact on the consolidated financial statements.

Other recent accounting pronouncements issued by the FASB and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

5.	RELATED PARTY TRANSACTIONS

The transactions with related parties were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the parties. Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

(a)
Commencing January 1, 2011, the Company paid rent and other overhead costs to a shareholder and director of the Company in the amount of $1,400 per month, totaling $9,800.  This monthly charge includes the head office rent, phone, internet and other administrative services.

(b)	Advances from a shareholder of the Company as at July 31, 2011 were $8,420. These advances are non interest bearing, unsecured and with no specific terms of repayment.

6.	CAPITAL STOCK

On April 14, 2010 the Company issued 1,400,000 common stock at $0.001 per share to the founding shareholder for proceeds of $1,400.

During fiscal 2011, the Company completed non-brokered private placements of 92,000 common stock at $0.10 per share for proceeds of $9,200.

During fiscal 2011, the Company issued 650,000 common stock for legal, consulting and web design services and directors fees.  These services were valued at $0.10 per share.

7.	SUPPLEMENTAL CASH FLOW INFORMATION

During the period from inception to July 31, 2011, there were no interest or taxes paid by the Company.

The significant non-cash transactions for the year ended July 31, 2011 consisted of the following:

a) From January 1, 2011 to July 31, 2011 the controlling shareholder contributed management services of $2,000 per month totalling $14,000.

b) During fiscal 2011, the Company issued 650,000 common stock for legal, consulting and web design services and directors fees.

8.	INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-20. ASC 740-20 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

Under ASC 740-20 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

The Company has income tax losses available to be applied against future years income as a result of the losses incurred since inception.  However, due to the losses incurred in the period and expected future operating results, management determined that it is more likely than not that the deferred tax asset resulting from the tax losses available for carry forward will not be realized through the reduction of future income tax payments.  Accordingly a 100% valuation allowance has been recorded for income tax losses available for carry forward.

The components of deferred income taxes, have been determined at the US federal statutory rate of 15% and are as follows:

2011

Deferred income tax assets:
Income tax losses available for carryforward	$4,588
-
Valuation allowance	(4,588)
Deferred income taxes	$-

HEALTH ADVANCE INC.

792,000  SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is: September 30, 2011

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$9.20
Transfer Agent Fees	$1,000.00
Audit fees	$4,000.00
Legal fees	$10,000.00
Total	$15,009.20

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification Of Directors And Officers.

Our directors and officers are indemnified as provided by the Wyoming Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales Of Unregistered Securities.

We were incorporated in the State of Wyoming on April 14, 2010 and 1,400,000 shares of common stock were issued to Jordan Starkman and a company controlled by Jordan Starkman for $1,400. In March 2011 100,000 shares were issued to Domenico Pascazi.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued to Jordan Starkman as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Starkman and Mr. Pascazi had the necessary investment intent as required by Section 4(2) since the agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In January 2011, 100,000 shares were issued to Robert Salaverry for the development of the healthadvancemd e-commerce platform, web design and consulting services.  As of July 2011, there were 400,000 shares issued to each Peritus Capital, George Gallo, Direct Global Media Corp, and Michael Amoroso for consulting services rendered. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Robert Salaverry, Peritus Capital, George Gallo, Direct Global Media Corp, and Michael Amoroso had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In June 2011 we issued 50,000 common shares to Sichenzia Ross Friedman Ference Anslow, LLP in exchange for legal services rendered.  In September 2011, the Company issued an additional 150,000 shares to Sichenzia Ross Friedman Ference Anslow, LLP in exchange for legal services rendered. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Sichenzia Ross Friedman Ference Anslow, LLP had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In June 2011, we completed a Regulation D Rule 506 offering in which we sold 92,000 shares of common stock to 29 investors, at a price per share of $.10 for an aggregate offering price of $9,200. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Name	No. of Shares

Tami Garson (1)	1,000
Avi Batsre	1,000
Alan Patel	1,000
Lawrence Rabie	1,000
George Zarkantzias	1,000
Atul Mehra	1,000
Christina DiVittorio	4,000
Connie Gallo (2)	4,000
Ardalan Rahnama	2,000
Richard Cocq	5,000
Highcreek Holdings Inc.	4,000
Davani Holdings Inc.	4,000
Frank Ignato (2)	4,000
MNV Holdings Inc	4,000
Laura Occhipinti (3)	4,000
Antonio Occhipinti (3)	3,000
Viviano Gallo (4)	5,000
Salvo Galardini (4)	5,000
Nadia Pascazi (5)	3,000
Anna Gallo	10,000
Todd Feinstein	1,000
Michael Kohen	1,000
Asher Tward	1,000
Nick Maniatis	3,000
Nicola Belmonte	1,000
Ira Morris	3,000
Ignazio Amoroso	5,000
Collin Hong	5,000
Carlo Sacco	5,000

(1)  Tami Garson is the wife of Jordan Starkman, the Company’s President.
(2) Frank Ignato and Connie Gallo are husband and wife.
(3) Antonio Occhipinti and Laura Occhipinti are husband and wife.
(4) Salvo Galardini and Viviano Gallo are husband and wife.
(5) Domenico Pascazi and Nadia Pascazi are husband and wife.  Domenico Pascazi is on the Company’s Board of Directors.

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in June 30, 2011 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Sichenzia Ross Ference Friedman Anslow, LLP
23.1	Consent of DNTW Chartered Accountants, LLP
23.2	Consent of Counsel, as in Exhibit 5.1

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Las Vegas, NV on September 30, 2011.

HEALTH ADVANCE INC.

By:	/s/Jordan Starkman
Jordan Starkman
President, Chief Executive Officer, Chairman of the Board of Directors Chief Financial Officer, Principal Accounting Officer